Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Bioventus Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Common Stock, $0.001 par value per share(1)

Fees to Be Paid	Equity	Preferred Stock, $0.001 par value per share(1)

Fees to Be Paid	Debt	Debt Securities

Fees to Be Paid	Other	Warrants

Fees to Be Paid	Other	Units

Fees to Be Paid	Unallocated (Universal Shelf)	(2)	457(o)	N/A	N/A	$200,000,000.00(4)	0.00015310	$30,620.00

Fees to Be Paid	Equity	Class A common stock, $0.001 par value per share(3)	Other	35,038,052	$12.765(5)	$447,260,733.78	0.00015310	$68,475.62

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities	—	—	—	—		—

	Total Offering Amounts					$647,260,733.78		$99,095.62

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$99,095.62

(1)	Includes rights to acquire Class A common stock or preferred stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(2)

An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of Class A common stock is being registered as may be issued from time to time upon conversion of any debt securities that are convertible into Class A common stock or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities.

(3)

Includes shares of Class A common stock issuable upon the redemption of common membership interests of Bioventus LLC for an equivalent number of shares of Class A common stock (and the cancellation of shares of Class B common stock on a one-for-one basis with the number of common membership interests so redeemed).

(4)

Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of Class A common stock that are issued upon conversion of debt securities or preferred stock or upon exercise of warrants registered hereunder or upon the redemption of common membership interests of Bioventus LLC for an equivalent number of shares of Class A common stock (and the cancellation of shares of Class B common stock on a one-for-one basis with the number of common membership interests so redeemed). The aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $200,000,000.

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for a share of the Company’s Class A common stock as reported on the Nasdaq Global Select Market on October 18, 2024, which date is a date within five business days prior to the date of the filing of this registration statement.